Exhibit 5.4

Law Offices
Gess Gess & Wallace
A Professional Corporation
Richard B. Gess*	89 Hudson Street
Eric A. Gess*	Hoboken, NJ 07030
Jeremy Wallace	(201) 610-1340

Email: rich@gesslaw.com

* Admitted in NY & NJ

May 2, 2016

Berry Plastics Corporation

101 Oakley Street

Evansville, Indiana 47710

Re: Registration Statement on Form S-4 filed by Berry Plastics Corporation

Ladies and Gentlemen:

We have served as special counsel to Berry Plastics Corporation, a Delaware corporation ( “BPC”) and BPRex Specialty Products Puerto Rico, Inc. (“BPR”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by BPC, Berry Plastics Group, Inc. (“Berry”) and the subsidiary guarantors listed on Schedule I thereto (such subsidiaries, together with Berry, being sometimes collectively referred to herein as the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by BPC (the “Exchange Offer”) to exchange up to $400,000,000 in aggregate principal amount of BPC’s registered 6.00% Second Priority Senior Secured Notes due 2022 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 6.00% Second Priority Senior Secured Notes due 2022 issued and outstanding in the aggregate principal amount of $400,000,000 (the “Initial Notes”), under the indenture dated as of October 1, 2015 (the “Original Indenture”), originally between Berry Plastics Escrow Corporation (“BP Escrow”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain (a) Second Priority Notes First Supplemental Indenture, dated as of October 1, 2015, by and among BP Escrow, BPC, Berry, the Subsidiary Guarantors party thereto and the Trustee, pursuant to which, among other things, BPC was substituted for BP Escrow as issuer of the Initial Notes, and Berry and those Subsidiary Guarantors party thereto guaranteed the Initial Notes, and that certain (b) Supplemental Indenture, dated as of February 11, 2016 (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”), pursuant to which the remaining Subsidiary Guarantors guaranteed the Initial Notes. All capitalized terms which are defined in the Indenture shall have

Berry Plastics Corporation

May 2, 2016

the same meanings when used herein, unless otherwise specified. Payment of the Exchange Notes is to be guaranteed by each of the Guarantors pursuant to a guarantee (collectively, the “Guarantee”) contained in the Indenture.

All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)	the Registration Statement (including all exhibits thereto);

(2)	an executed copy of the Indenture;

(3)	executed copies of the Initial Notes;

(4)	the form of the Exchange Notes;

(5)	A photocopy of the following Certificate of Incorporation and Amendments:

a)	Certificate of Incorporation of Dougherty Brothers Company of Puerto Rico, Inc.

b)	Amendment changing name from Owens Illinois Specialty products Puerto Rico, Inc. to Rexam Specialty Products Puerto Rico Inc. filed July 20, 2007

c)	Amendment changing name from Rexam Specialty Products Puerto Rico Inc. to BPRex Specialty Products Puerto Rico Inc. filed June 13, 2014

(6)	Bylaws of BPR (the “BPR Bylaws” and together with the Certificate of Incorporation and Amendments referenced above, hereinafter “BPR Organizational Documents”);

(7)	A certificate of good standing for BPR dated April 16, 2016; and

(8)	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of BPC, Berry and BPR, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (4) above are collectively referred to as the “Transaction Documents.” The documents referenced as items (1) through (7) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate, limited liability company and limited partnership records, agreements and instruments of BPC, Berry and BPR, certificates of public officials and officers or other

Berry Plastics Corporation

May 2, 2016

appropriate representatives of BPC, Berry and BPR, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals or such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of BPC, Berry and BPR.

In connection herewith, we have assumed that, other than with respect to BPC, Berry and BPR, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

We have further assumed, with your permission, that (i) each of the Subsidiary Guarantors other than BPR (each, an “Other Guarantor,” and collectively, the “Other Guarantors”) has been duly organized and is validly existing in good standing under the laws of its state of organization, (ii) the execution and delivery by each such Other Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder are within its organizational power and have been duly authorized by all necessary action (corporate or other) on its part, (iii) each of the Transaction Documents to which any Other Guarantor is a party has been duly executed and delivered by each such Other Guarantor and (iv) the execution and delivery by each Other Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder do not result in any violation by it of the provisions of its organizational documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.          BPR is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2.          BPR has the all necessary corporate power and authority to guarantee the Exchange Notes pursuant to the Indenture and the Guarantee.

Berry Plastics Corporation

May 2, 2016

3.          The execution and delivery by BPR of the Indenture have been duly authorized by all necessary corporate action on the part of BPR.

4.          The Indenture has been duly executed and delivered by BPR.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)          Our opinions set forth herein reflect only the application of the applicable law of the State of New Jersey law. For such purpose the term “applicable law” means the New Jersey Business Corporation Act- Title 14A et seq. (“NJSA 14A”) (as hereinafter defined), NJSA 14A, and those laws, rules and regulations of the State of New Jersey that a New Jersey lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to transactions of the type contemplated by the Indenture and the Guarantees and to guarantors generally, without our having made any special investigation as to the applicability of any specific law, rule or regulation other than NJSA 14A. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the Opinion Jurisdictions, or any other laws of such states.

(b)          We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

Gess Gess & Wallace. P.C.

By:	/s/ Richard B. Gess
Richard B. Gess, Partner